Exhibit 99.1

Press Release – For Immediate Release

April 20, 2026

Muncy Columbia Financial Corporation Announces First Quarter 2026 Earnings

Bloomsburg, PA – Muncy Columbia Financial Corporation (“Corporation”) (OTCQX: CCFN), parent company of Journey Bank (“Bank”), has released its unaudited consolidated financial results for the first quarter of 2026.

Unaudited Financial Information

Net income, as reported under accounting principles generally accepted in the United States of America (“GAAP”), for the first quarter 2026 was $7,156,000, or $2.02 per share, compared to $4,345,000, or $1.23 per share, for the first quarter 2025. Return on average assets and return on average equity were 1.72% and 14.83%, respectively, for the first quarter 2026 as compared to 1.10% and 10.33%, respectively, for the first quarter 2025.

Net interest income of $16,443,000 for the first quarter 2026 increased $2,575,000 from the first quarter 2025 reflecting an increase in total interest and dividend income of $2,060,000 and a decrease of $515,000 in total interest expense. The fully-tax equivalent net interest margin was 4.33% for the first quarter 2026 as compared to 3.83% for the first quarter 2025.

For the first quarter 2026, a $69,000 provision for credit losses was recorded compared to a $110,000 provision for the first quarter 2025. As of March 31, 2026, the allowance for credit losses to total loans was 0.84% compared to 0.85% as of December 31, 2025.

Total non-interest income increased $45,000 to $2,490,000 for the first quarter 2026, compared to the first quarter 2025 amount of $2,445,000. For the first quarter 2026, a $637,000 loss on sale of loans was recorded, compared to a gain on sale of loans of $83,000 for the first quarter 2025. On January 28, 2026, the Bank entered into an Asset Purchase and Interim Servicing Agreement pursuant to which the Bank agreed to sell a portfolio of 82 individual delinquent, nonperforming or reperforming 1-4 family residential mortgage loans. The purchase price was approximately $9.1 million and was paid in cash. The outstanding principal balance of the loans was approximately $9.8 million. The resulting pretax loss of $714,000 was recognized during the first quarter 2026. This loss was partially offset by ongoing gains on sale of loans of $77,000 recognized during the first quarter 2026. Other significant variances in total non-interest income included an increase in gains (losses) on marketable equity securities of $113,000 due to market value changes comparing the first quarter 2026 to the first quarter 2025 and an increase in other non-interest income of $580,000 due primarily to a sales tax refund received from the Commonwealth of Pennsylvania of $454,000 during the first quarter 2026 resulting from a state sales and use tax review engagement.

Total non-interest expense decreased $894,000 from $11,091,000 for the first quarter 2025, to $10,197,000 for the first quarter 2026. Salaries and employee benefits expense of $5,333,000 for the first quarter 2026 decreased $987,000 from $6,320,000 for the first quarter 2025. The Corporation recorded one-time pretax expenses totaling $1,295,000 in conjunction with the retirement of its Executive Chairman during the first quarter 2025. This decrease was partially offset by health insurance expenses associated with the Corporation’s partially self-funded health insurance plan which were $165,000 higher in the first quarter 2026 than the first quarter 2025 along with ongoing salary and wage increases for employees. Other significant variances in total non-interest expense included an increase in professional fees of $196,000 due primarily to fees paid in conjunction with the sales and use tax review engagement noted above and a decrease in automated teller machine and interchange expenses of $102,000 due primarily to lower automated teller machine processing expenses comparing the first quarter 2026 to the first quarter 2025.

Total assets amounted to $1,717,328,000 at March 31, 2026, as compared to $1,673,199,000 at December 31, 2025. For the quarter ended March 31, 2026, cash and cash equivalents increased $11,897,000, available-for-sale debt securities increased $27,948,000 and loans receivable held for investment increased by $3,938,000. Total liabilities amounted to $1,525,270,000 at March 31, 2026, as compared to $1,480,658,000 at December 31, 2025. Total deposits increased $40,816,000 during the quarter ended March 31, 2026, representing strong organic deposit growth. Dividends payable at March 31, 2026, reflect the Corporation’s special one-time cash dividend of $1.00 per share which was declared on February 18, 2026, and is payable on April 23, 2026, to shareholders of record as of April 8, 2026.

Total non-performing assets amounted to $9,360,000 or 0.55% of total assets at March 31, 2026, as compared to $11,978,000 or 0.72% of total assets at December 31, 2025. The decrease in non-performing assets was primarily attributable to a decrease in non-accrual loans from $11,523,000 at December 31, 2025, to $9,095,000 at March 31, 2026. The decrease in non-accrual loans during the first quarter 2026 was largely driven by the loan sale noted above.

Total stockholders’ equity equated to a book value per share of $54.29 at March 31, 2026, as compared with $54.44 at December 31, 2025. For the first quarter 2026 total cash dividends of $1.46 per share were declared, which includes the impact of a special one-time cash dividend of $1.00 per share, as compared to $0.45 for the same period of 2025. The Corporation remains well capitalized, with an equity to assets ratio of 11.18% at March 31, 2026, as compared to 11.51% at December 31, 2025.

About Muncy Columbia Financial Corporation

Muncy Columbia Financial Corporation (“MCFC”) is a registered financial holding company headquartered in Bloomsburg, Pennsylvania. MCFC has one subsidiary bank, Journey Bank, serving individuals, families, nonprofits and business clients throughout Clinton, Columbia, Luzerne, Lycoming, Montour, Northumberland and Sullivan Counties through 22 banking offices.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of current or historical fact and involve substantial risks and uncertainties. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions can be used to identify forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to the following: changes in general economic trends, including inflation and changes in interest rates; our ability to manage credit risk; our ability to maintain an adequate level of allowance for credit loss on loans; increased competition; changes in consumer demand for financial services; our ability to control costs and expenses; fluctuations in the values of securities held in our securities portfolio, including as a result of changes in interest rates; our ability to successfully manage liquidity risk; adverse developments in borrower industries and, in particular, declines in real estate values; the concentration of large deposits from certain customers who have balances above current FDIC insurance limits; changes in and compliance with federal and state laws that regulate our business and capital levels; our ability to raise capital as needed; and any other risks described in the “Risk Factors” sections of reports filed by the Corporation with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to publicly revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law. Accordingly, you should not place undue reliance on forward-looking statements.

Muncy Columbia Financial Corporation

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Data) (Unaudited)	March 31, 2026	December 31, 2025
ASSETS
Cash and due from banks	$13,529	$12,828
Interest-bearing deposits in other banks	46,908	35,712
Total cash and cash equivalents	60,437	48,540

Available-for-sale debt securities, at fair value	355,193	327,245
Marketable equity securities, at fair value	1,490	1,411
Restricted investment in bank stocks, at cost	5,319	5,412
Loans held for sale	966	847

Loans receivable	1,181,519	1,177,581
Allowance for credit losses	(9,968)	(9,959)
Loans, net	1,171,551	1,167,622

Premises and equipment, net	25,991	26,263
Foreclosed assets held for sale	265	320
Accrued interest receivable	5,331	5,063
Bank-owned life insurance	41,992	41,740
Investment in limited partnerships	4,159	4,346
Deferred tax asset, net	6,328	5,992
Goodwill	25,609	25,609
Other intangible assets, net	7,588	8,042
Other assets	5,109	4,747
TOTAL ASSETS	$1,717,328	$1,673,199

LIABILITIES
Interest-bearing deposits	$1,170,358	$1,135,740
Noninterest-bearing deposits	283,210	277,012
Total deposits	1,453,568	1,412,752

Short-term borrowings	10,654	12,455
Long-term borrowings	40,649	40,584
Dividends payable	3,537	—
Accrued interest payable	1,719	1,644
Other liabilities	15,143	13,223
TOTAL LIABILITIES	1,525,270	1,480,658

STOCKHOLDERS' EQUITY
Common stock, par value $1.25 per share; 15,000,000 shares authorized;
issued 3,846,134 and outstanding 3,537,409 at March 31, 2026;
issued 3,845,479 and outstanding 3,536,754 at December 31, 2025	4,808	4,807
Additional paid-in capital	83,756	83,720
Retained earnings	121,355	119,364
Accumulated other comprehensive loss	(6,554)	(4,043)
Treasury stock, at cost; 308,725 shares at March 31, 2026 and December 31, 2025	(11,307)	(11,307)
TOTAL STOCKHOLDERS' EQUITY	192,058	192,541
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,717,328	$1,673,199

Muncy Columbia Financial Corporation

Consolidated Statements of Income

	For the Three Months Ended
	March 31,
(In Thousands, Except Share and Per Share Data) (Unaudited)	2026	2025
INTEREST AND DIVIDEND INCOME
Interest and fees on loans:
Taxable	$19,345	$18,284
Tax-exempt	413	398
Interest and dividends on investment securities:
Taxable	1,833	1,097
Tax-exempt	870	860
Dividend and other interest income	136	168
Deposits in other banks	304	34
TOTAL INTEREST AND DIVIDEND INCOME	22,901	20,841

INTEREST EXPENSE
Deposits	5,893	5,801
Short-term borrowings	95	543
Long-term borrowings	470	629
TOTAL INTEREST EXPENSE	6,458	6,973

NET INTEREST INCOME	16,443	13,868

PROVISION FOR CREDIT LOSSES	69	110

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	16,374	13,758

NON-INTEREST INCOME
Service charges and fees	753	722
Interchange fees	617	623
(Loss) gain on sale of loans	(637)	83
Earnings on bank-owned life insurance	232	231
Brokerage	238	233
Trust	279	238
Gains (losses) on marketable equity securities	79	(34)
Other non-interest income	929	349
TOTAL NON-INTEREST INCOME	2,490	2,445

NON-INTEREST EXPENSE
Salaries and employee benefits	5,333	6,320
Occupancy	734	720
Furniture and equipment	379	426
Pennsylvania shares tax	375	301
Professional fees	644	448
Director's fees	167	153
Federal deposit insurance	195	218
Data processing and telecommunications	879	839
Automated teller machine and interchange	162	264
Amortization of intangibles	454	510
Other non-interest expense	875	892
TOTAL NON-INTEREST EXPENSE	10,197	11,091

INCOME BEFORE INCOME TAX PROVISION	8,667	5,112
INCOME TAX PROVISION	1,511	767
NET INCOME	$7,156	$4,345

EARNINGS PER SHARE - BASIC AND DILUTED	$2.02	$1.23
WEIGHTED AVERAGE SHARES OUTSTANDING	3,536,761	3,532,727

	At or Three Months Ended (Unaudited)

(Dollars in Thousands, Except Per Share Data)	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025

Operating Highlights

Net income	$7,156	$7,393	$6,719	$5,768	$4,345
Net interest income	16,443	16,272	15,651	14,808	13,868
Provision (credit) for credit losses	69	(4)	479	254	110
Non-interest income	2,490	2,789	2,892	2,237	2,445
Non-interest expense	10,197	10,095	9,978	9,856	11,091

Balance Sheet Highlights

Total assets	$1,717,328	$1,673,199	$1,654,950	$1,616,215	$1,602,336
Loans, net and loans held for sale	1,172,517	1,168,469	1,160,829	1,149,624	1,135,981
Goodwill and other intangibles, net	33,197	33,651	34,142	34,653	35,164
Total deposits
Noninterest-bearing	$283,210	$277,012	$272,376	$272,680	$273,783
Savings	196,828	192,311	192,903	194,816	195,748
NOW	451,699	461,367	456,661	422,415	406,330
Money Market	127,633	104,726	107,853	104,677	103,759
Time Deposits	394,198	377,336	367,097	366,475	359,015
Total interest-bearing deposits	1,170,358	1,135,740	1,124,514	1,088,383	1,064,852
Core deposits*	1,059,370	1,035,416	1,029,793	994,588	979,620

Selected Ratios

Fully tax-equivalent net interest margin	4.33%	4.27%	4.15%	4.04%	3.83%
Annualized return on average assets	1.72%	1.77%	1.63%	1.44%	1.10%
Annualized return on average equity	14.83%	15.49%	14.81%	13.33%	10.33%

Capital Ratios - Journey Bank**

Common equity tier I capital ratio	15.87%	15.92%	15.69%	15.33%	15.13%
Tier 1 capital ratio	15.87%	15.92%	15.69%	15.33%	15.13%
Total risk-based capital ratio	16.81%	16.87%	16.70%	16.33%	16.13%
Leverage ratio	9.89%	9.93%	9.62%	9.43%	9.30%

Asset Quality Ratios

Non-performing assets	$9,360	$11,978	$15,536	$13,844	$12,300
Allowance for credit losses - loans	9,968	9,959	10,548	10,167	9,985
Allowance for credit losses to total loans	0.84%	0.85%	0.90%	0.88%	0.87%
Non-performing assets to total assets	0.55%	0.72%	0.94%	0.86%	0.77%

Per Share Data

Earnings per share	$2.02	$2.09	$1.90	$1.63	$1.23
Dividends declared per share***	1.46	0.45	0.45	0.95	0.45
Book value	54.29	54.44	52.17	49.87	48.50
Common stock price:
Bid	$65.90	$47.81	$49.36	$47.25	$40.25
Ask	70.72	59.54	50.00	49.05	42.00
Weighted average common shares	3,536,761	3,535,985	3,535,009	3,533,977	3,532,727

  * Core deposits are defined as total deposits less time deposits

  ** Capital ratios for the most recent period are estimated

  *** Includes special one-time cash dividends of $1.00 per share for the three months ended 3/31/2026 and $0.50 per share for the three months ended 6/30/2025